Morgan Stanley Wealth Management

US Investment Advisory Code of Ethics

Table of Contents

1	Executive Summary	1
2	Scope	1
3	Policy Overview	2
4	Fiduciary Duties When Dealing With Investment Advisory Clients	4
5	IA Access Person Obligations	5
6	Obligations for All IA Access Persons	9
7	Special Trading Restrictions for Certain IA Access Persons	9
8	Enforcement and Administration of the IA Code of Ethics	10
9	Appendix	11

Effective Date April 6, 2021	Contact Information Robin Joines

Morgan Stanley Wealth Management

US Investment Advisory Code of Ethics

1	Executive Summary

Morgan Stanley Smith Barney LLC, doing business as Morgan Stanley Wealth Management, (“WM” or the “Firm”) is a registered investment adviser as well as a registered broker-dealer. The Firm provides investment advisory services and programs, generally through its Consulting Group (“CG”) business unit.

Furthermore, Consulting Group Advisory Services, LLC (“CGAS”) and Morgan Stanley Smith Barney Venture Services LLC are registered investment advisers and affiliates of Morgan Stanley Smith Barney LLC. CGAS acts solely as the adviser of the Pathway Funds. Morgan Stanley Smith Barney Venture Services LLC acts exclusively as the adviser of Morgan Stanley HedgePremier Composition Series LLC a Delaware limited liability company, which serves as a “feeder fund” that offers one or more series of units of limited liability company interests. All employees of CGAS and Morgan Stanley Smith Barney Venture Services LLC are deemed employees of the Firm and are subject to this code. Any references to “WM” or the “Firm” in this Code of Ethics include CGAS and Morgan Stanley Smith Barney Venture Services LLC.

2	Scope

The Investment Advisers Act of 1940 (“Advisers Act”) requires that the Firm adopt a Code of Ethics governing the standards of business conduct that apply to its advisory employees, particularly regarding their personal trading and securities account holdings. This Morgan Stanley Wealth Management US Investment Advisory Code of Ethics (“IA Code of Ethics” or “Code”) fulfills that responsibility. WM employees are also subject to the Morgan Stanley Code of Conduct and, depending on their job responsibilities, various other Compliance Manuals (such as the Morgan Stanley U.S. Wealth Management Compliance Manual) Compliance Notices, and stand-alone policies, as applicable.

This IA Code of Ethics is not intended to supersede the policies set forth in the Compliance Manuals and policies, but addresses the additional responsibilities that you have as employees, including temporary and contingent personnel, of a registered investment adviser. All references to WM employees include temporary and contingent personnel throughout this Code. Compliance with the IA Code of Ethics is the responsibility of all WM investment advisory employees and is a condition of employment with WM.

This IA Code of Ethics is effective April 6, 2021.

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3	Policy Overview

When acting in an investment advisory capacity, you and the Firm have a fiduciary duty to our Clients. This duty requires that you put our Clients’ interests ahead of your own and the Firm’s interests, while adhering to the highest standards of integrity. These fiduciary responsibilities apply to many investment- related activities, including, but not limited to,: sales and marketing, portfolio management, securities trading, allocation of investment opportunities, client service, operations support, performance measurement and reporting, new product development, and your personal investing activities. This includes the duty to avoid material conflicts of interest (and, if this is not possible, to provide full and fair disclosure to Clients), keeping accurate books and records and supervising personnel appropriately.

No code of ethics can anticipate every situation. Even if no specific provision of the IA Code of Ethics applies to a given situation, you are expected to follow both the letter and spirit of this Code. By following the IA Code of Ethics and other WM codes and policies, by adhering to the letter and the spirit of all applicable laws and regulations and by applying sound judgment to your activities, we can demonstrate our commitment to integrity and excellence in WM’s investment advisory and other businesses.

If you have any questions about the IA Code of Ethics or the actions subject to the Code, please contact a representative from the Legal and Compliance Division. Key contacts are listed in Appendix A.

3.1	Other Morgan Stanley Smith Barney Codes

Where applicable to your responsibilities, the IA Code of Ethics must be read in conjunction with other WM Compliance Codes, Manuals and Notices, including the following:

•	Morgan Stanley Code of Conduct

•	WM US Compliance Manual

•	WM US Branch Managers Supervisory Manual

•	Morgan Stanley Smith Barney Investment Advisory Policies and Procedures (“IA Policies and Procedures”)

•	Consulting Group Advisory Services Policies and Procedures Manual

•	Morgan Stanley Smith Barney Venture Services Investment Advisory Policies and Procedures

Employees may find the Compliance Codes, Manuals and Notices on the Policy Portal and 3DR.

3.2	Definitions of Terms

The following terms are used throughout this Code, and the definitions used are for the purpose of this Code only.

“IA Access Persons” are employees of WM who have access to non-public information regarding Clients’ purchase or sale of securities, are involved in making securities recommendations to Clients or have access to such recommendations that are non-public. Employees who are considered IA Access Persons are included in Section 5.1 of this Code.

“Beneficial Ownership” refers to any Security (defined below) in which you have or share a direct or indirect pecuniary interest. “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Securities. Beneficial Ownership also includes having or sharing, directly or indirectly, the power to vote (or to direct the voting) and/or the power to purchase or sell (or to direct the purchase or sale) through any contract, arrangement, or understanding as these terms are defined in Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

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Your Beneficial Ownership interest ordinarily includes Securities held in the name of your spouse, domestic partner, minor children and other relatives resident in your home and unrelated persons in circumstances that suggest a sharing of financial interest (such as when you significantly contribute to the financial support of the unrelated person, or share in profits of that person’s Securities transactions). Key factors in evaluating Beneficial Ownership include the opportunity to benefit, directly or indirectly, from the proceeds of a Security, and the extent of your control over the Security.

“Business Day” means any day on which Wealth Management’s main office in New York is open for business. Unless otherwise specified, reference to a “day” means a calendar day.

“Client” means any person or entity for which WM serves as investment manager or investment adviser.

“Chief Compliance Officer” refers to the WM Investment Advisory Chief Compliance Officer (“CCO”), and where applicable, the CGAS or Morgan Stanley Smith Barney Venture Services LLC CCO.

“Covered Accounts” are accounts that are owned or controlled, in whole or in part, directly or indirectly, by IA Access Persons, their spouses or domestic partners, dependents and other persons for whom the IA Access Person, their spouse or domestic partner contributes substantial financial support. Covered Accounts include those in which an IA Access Person, their spouse or domestic partner has a beneficial interest and any accounts that an IA Access Person, their spouse or domestic partner could be expected to influence or control. Examples of Covered Accounts are included in Section 5.2 of this Code.

“Immediate Family” includes child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- in-law, son-in-law, daughter-in-law, father-in-law, sister-in-law, brother-in-law and adoptive relationships. It may also include other relationships (whether or not recognized by law) that could lead to possible conflicts of interest, diversions of investment opportunities or appearances of impropriety that the IA Code of Ethics is intended to prevent. If you have questions about whether a particular relationship constitutes an “Immediate Family” relationship, please contact the CCO.

“Security” means any interest or instrument commonly known as a security, including:

•

Any note, stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation of any profit-sharing agreement, including those held in physical certificate form;

•	All derivative instruments, such as options and warrants;

•	Interests in limited partnerships and limited liability companies;

•	Exchange-traded funds;

•	Closed-end funds;

•	Non-US unit trusts and non-US mutual funds;

•	Open-end mutual funds that are advised or sub-advised by Morgan Stanley (or its affiliates); and

•	Private investment funds and hedge funds.

The term Security does not include:

•	Securities that are the direct obligations of the government of the United States;

•	Money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations;

•	Shares issued by money market funds;

•	Shares issued by open-end mutual funds that are not advised or sub-advised by Morgan Stanley (or its affiliates);

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or sub-advised by Morgan Stanley (or its affiliates);

•	Physical commodities (including foreign currencies) or any derivatives thereof; and

•	Cryptocurrencies.

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4	Fiduciary Duties When Dealing With Investment Advisory Clients

As a registered investment adviser, the fiduciary duties that the Firm owes to our Clients are our first priority and we must strive to avoid activities, interests, and relationships that might interfere, or appear to interfere, with our obligations and responsibilities to our Clients. Among other things, this means that you may be prohibited from engaging in a Securities transaction that involves a material conflict of interest, the appearance of impropriety or the possible diversion of an investment opportunity for yourself that may be also appropriate for your Clients.

4.1	General Fiduciary Principles

Compliance with the requirements of the IA Code of Ethics will not automatically insulate from scrutiny a transaction that may be contrary to your fiduciary responsibilities. For example, if you wish to purchase (or sell) a particular Security for your own account, you should always first consider whether that trade would benefit any of your Clients. If you have any doubt regarding the propriety of any Securities transaction—personal or otherwise—you should consult with your supervisor or the Legal and Compliance Division before taking any action.

At all times when dealing with advisory Clients, you should be mindful of the following core principles:

•

Place the Clients’ interests first. You must avoid serving your own personal interests ahead of the interests of our Clients. You may not, directly or indirectly, cause a Client to take action, or not take action, for your own personal benefit rather than for that of the Client. For example, if a certain investment opportunity is limited, it may be a breach of your fiduciary duty for you to personally participate in that opportunity without first considering whether the investment is appropriate for a Client. Additionally, in such a situation, you should consider how to distribute that investment idea between your Clients in a fair and equitable manner without preference of one Client over another.

•

Avoid taking inappropriate advantage of your position. You may not use knowledge of a Client’s, the Firm’s, a Morgan Stanley (or its affiliates), or third-party manager’s portfolio transaction to profit from that knowledge, such as by front-running.

•

Avoid potential conflicts of interest. You must avoid placing yourself in a compromising position where your interests may conflict with those of the Firm or its advisory Clients, unless the arrangement is pre-approved in writing by your supervisor and the Compliance Department. For example, you may be prohibited from serving on a board of a charitable institution to which you and/or the Firm also provide investment advice.

4.2	Responsibilities Covered In Other Policies and Codes

As a WM employee, you are already subject to several policies that explain your obligations to Clients, the Firm and the public. These policies are included in the Code of Conduct, Compliance Manuals and stand-alone policies. Policies in the areas listed below have particular relevance to your activities as an employee of a registered investment adviser:

•	WM Outside Business Activities – WM Employees are required to obtain prior approval through the OBI System before participating in any Outside Business Activity.

•

Gifts and Entertainment – Subject to the specific restrictions set forth in the WM Compliance Manual, gifts must be reasonable and must not be conditioned on acquiring or maintaining business or obtaining a reciprocal benefit.

•

Misuse of Inside Information – Material Non-Public Information (“MNPI”), sometimes referred to as “inside information,” includes all non-public information that may have a significant impact on the price of a security, derivative or other financial instrument, or that a reasonable investor would likely consider

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important in making an investment decision. The Global Confidential and Material Non-Public Information Policy addresses handling confidential information in a manner which protects Morgan Stanley’s reputation for integrity, promotes relationships with our clients, safeguards Firm assets and helps to ensure compliance with the complex regulations governing the financial services and banking industry.

•	WM Employee Trading – Policy governing Employee Securities Accounts and related trading activity of WM employees located in the Americas.

•

Non-Cash Compensation – All employees and business units are required to disclose non-cash compensation received from product vendors and obtain any required approvals as set forth in the Firm’s Non-Cash Compensation policy.

•

U.S. Political Contributions and Activities – Places restrictions and obligations on Morgan Stanley and its employees, wherever they are located, in connection with Political Contributions and Political Solicitation Activity involving Government Officials and Political Organizations. Accordingly, all Morgan Stanley employees are required to preclear U.S. Political Contributions and Political Solicitation Activity.

5	IA Access Person Obligations

All WM employees are subject to the requirements set forth in the WM Employee Trading Policy. In accordance with 204A-1, all IA Access Persons are subject to the reporting obligations described herein. Furthermore, certain IA Access Persons are subject to additional obligations and restrictions that are described in Sections 6 and 7. This Section provides examples of IA Access Persons, Covered Accounts, and describes the reporting and personal trading requirements.

5.1	IA Access Persons

IA Access Persons are employees who have access to non-public information regarding Clients’ purchase or sale of securities, are involved in making securities recommendations to Clients or have access to such recommendations that are nonpublic. For purposes of this code, the following employees have been identified as IA Access Persons:

•	Financial Advisors or Private Wealth Advisors in the Portfolio Management Program;

•	Financial Advisors or Private Wealth Advisors in the Consulting Group Advisor Program;

•	Private Wealth Advisors in the Wealth Management Services Program;

•	Financial Advisors or Private Wealth Advisors in the Graystone Consulting business, as well as all members of the Graystone Discretionary Oversight Committee;

•

All employees of WM’s Consulting Group, including, but not limited to, Institutional Consulting, Managed Advisory Portfolio Solutions (“MAPS”) Portfolio Managers and Portfolio Associates, and all employees within the Portfolio and Trading Solutions group (some of whom may also be subject to the UIT Code of Ethics);

•	All Consulting Group Advisory Directors;

•	Members of the Consulting Group Investment Committee;

•	All employees of Wealth Management Global Investment Office (“GIO”), including, but not limited to:

•	All employees within the GIO Chief Operating Officer Organization

•	All employees within Market Research & Strategy (excluding any GIO employee who is exclusively acting in a Research capacity)

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•	All employees within Portfolio Construction & Investment Tools

•	All employees within Portfolio & Investment Manager Solutions (excluding any GIO employee who is exclusively acting in a Research capacity)

•	Members of the Investment Solutions Investment Committee;

Any GIO employee who is exclusively acting in a Research capacity is not considered an IA Access Person.

•	All employees identified as CGAS representatives[1];

•	All employees within Hedge Fund Advisory;

•	All centrally located sales support for Consulting Group;

•	All employees supporting trading for investment advisory clients;

•	All employees within the Trade Support & Services unit in WM Operations;

•	Directors of Morgan Stanley Smith Barney Venture Services LLC, and members of the Morgan Stanley Smith Barney Venture Services LLC Investment Committee;

•	All Legal and Compliance Division employees who provide direct coverage for the WM Investment Advisory businesses;

•	All WM Investment Risk and Global Product Committee employees who provide direct coverage for the WM Investment Advisory businesses; and

•	Any other persons so designated and notified in writing by the CCO.

Please note that the definition of an IA Access Person under the IA Code of Ethics differs from the same term used in other contexts. For example, under the Code of Conduct, Morgan Stanley Management Committee members and Managing Directors are “Access Persons” and subject to additional restrictions with respect to trading in Morgan Stanley securities.

If you have any questions regarding whether or not you are an IA Access Person, please contact the Legal and Compliance Division.

5.2	Definition of Covered Accounts

If you are an IA Access Person, the personal trading requirements under the IA Code of Ethics only relate to your Covered Accounts. Covered Accounts include:

any account that is owned or controlled, in whole or in part, directly or indirectly, by you, your spouse or domestic partner, dependents and other persons for whom you, your spouse or domestic partner contributes substantial financial support. This includes accounts in which you, your spouse or domestic partner have a Beneficial Interest and accounts that you, your spouse or domestic partner could be expected to influence or control.

What is considered a Covered Account? The following are some examples of Covered Accounts:

•	Any account you own individually;

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CGAS representatives who are Morgan Stanley Investment Management (“MSIM”) employees fulfill their obligations under the IA Code by complying with the requirements of MSIM’s Public Side Code of Ethics.

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•	Any account you own jointly with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations);

•

Any account in which a member of your Immediate Family has a Beneficial Interest if the account is one over which you, your spouse or domestic partner have decision-making authority (for example, you, your spouse or domestic partner act as trustee, executor, or guardian);

•

Accounts owned by your children or other relatives of you or your spouse or domestic partner who reside in the same household as you and to whom you, your spouse or domestic partner contribute substantial financial support;

•	Brokerage accounts in the name of your spouse, domestic partner or minor child;

•	Corporate accounts controlled, directly or indirectly, by you or your spouse, domestic partner or minor child;

•	Trust accounts or similar arrangements for which you or your spouse, domestic partner or child acts as trustee or otherwise guides or influences;

•	Trust accounts or similar arrangements that benefit, directly or indirectly, you, your spouse or domestic partner;

•	UGMA/UTMA accounts for which you or your spouse, domestic partner or minor child acts as custodian or for which you are the beneficiary; and

•	Partnership accounts controlled, directly or indirectly, by you or your spouse, domestic partner or minor child.

Not Considered Covered Accounts: The following types of accounts are not Covered Accounts:

•	An open-end mutual fund account held directly with a fund company (provided the fund is not advised or sub- advised by Morgan Stanley (or its affiliates));

•	Checking accounts;

•	Savings accounts;

•	Money market accounts;

•	529 Plans, provided that the plan does not hold municipal fund securities advised or sub-advised by Morgan Stanley or its affiliates;

•	Cryptocurrency wallets/accounts (e.g. BitCoin);

•

Retirement accounts that cannot be used as traditional brokerage accounts and cannot be used to buy or sell securities, such as company-sponsored 401(k) accounts that only permit investment in a specific list of non- affiliated mutual funds; and

•	Direct subscription accounts with the Federal Reserve Bank for the purchase of U.S. Treasury Securities.

Discretionary Managed Accounts: If you have granted full discretionary authority for an account to Morgan Stanley Wealth Management or another investment manager where you are not the manager, the account is not subject to the obligations set forth in Section 7. However, all managed accounts are subject to the reporting requirements set forth in Section 5.3. You may establish investment guidelines for the manager to follow; however, those guidelines may not be changed so frequently as to give the appearance that you control or are directing the account’s investments.

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Outside Accounts: Please note that accounts held outside of WM are deemed Covered Accounts even if you have received prior written approval for the account.

If you are uncertain as to whether an account is a Covered Account, please consult the Legal and Compliance Division.

5.3	IA Access Person Reporting Requirements

All IA Access Persons are subject to the following three reporting requirements relating to their Covered Accounts. If you are an IA Access Person, your manager or the Compliance Department will contact you in connection with each of these requirements.

i.	Initial Holdings Reports

All employees must provide the following within ten (10) days of becoming an Access Person:

•

A recent statement (no older than 45 days) showing Securities (including Private Investments and Limited Offerings) held in a Covered Account, including the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP/SEDOL number, interest rate and maturity date, number of shares and principal amount of each Security Beneficially Owned;

•	The name of any broker-dealer or financial institution with which the Covered Account is maintained; and

•	Copies of stock certificate(s) or other evidences of ownership held in physical form.

ii.	Quarterly Transaction Reports

If you are an IA Access Person and maintain your accounts at WM, or if you have obtained approval from Morgan Stanley to maintain your account(s) outside of WM, you have satisfied the requirement to provide quarterly transaction information to management. From time to time, you may be required to provide additional information upon request from the Compliance Department.

iii.	Annual Holdings Reports

IA Access Persons must annually submit the following information (which may be contained in duplicate account statements) relating to their securities holdings in Covered Accounts. All such information must be current within 45 days of the date of the submission:

•

All Securities held in a Covered Account, including the title and type of security, and as applicable the exchange ticker symbol or CUSIP/SEDOL number, interest rate and maturity date, number of shares and/or principal amount of each Security Beneficially Owned;

•	The name of any broker-dealer or financial institution with which the Covered Account is maintained; and

•	The date the IA Access Person submits the report.

Annual Holdings Reports are facilitated through the Annual Certification of Employees (“ACE”) process, which is generally administered during the second quarter of the calendar year.

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6	Obligations for All IA Access Persons

6.1	Trading Restrictions for All IA Access Persons

i.	Initial Public Offerings (IPO)

Consistent with Firm policies, IA Access Persons, including their immediate family members, are prohibited from purchasing shares of equity initial public offerings (“IPO”). IA Access Persons are also prohibited from purchasing new issue debt and preferred equity that is convertible into common stock. Please see the WM Employee Trading Policy or the Global Employee Trading, Investing and Outside Business Activities Policy, as applicable to you, for more details.

ii.	Private Investments including Limited Offerings

Consistent with Firm policies, IA Access Persons are required to obtain pre-approval before purchasing or participating in Private Investments as described in the WM Private Investments Policy or the Global Employee Trading, Investing and Outside Business Activities Policy, as applicable to you. For the purpose of this Code of Ethics, Private Investments include, but are not limited to, investments in private businesses, hedge funds, private equity funds, limited partnerships, and peer-to-peer lending clubs (“Limited Offerings”).

7	Special Trading Restrictions for Certain IA Access Persons

In addition to the obligations previously described, certain IA Access Persons are subject to the following restrictions and obligations.

7.1	Trading Restrictions for MAPS Portfolio Managers and Portfolio Associates

MAPS Portfolio Managers and Portfolio Associates (collectively, “MAPS Portfolio Managers”) have unique access to sensitive information related to WM’s investment advisory activities. In order to avoid even the appearance of conflict, certain restrictions are placed on the personal trading of MAPS Portfolio Managers. Therefore, in addition to any trading restrictions described in other Firm policies, procedures or codes, MAPS Portfolio Managers are prohibited from purchasing or selling in their Covered Accounts the same Security the same day the manager has added or removed a Security in their model as well as any Security increased or decreased within the model. Trades in derivatives of the security in the Covered Accounts are also prohibited on trade date. Other IA Access Persons are not subject to this restriction.

7.2	Trading Restrictions for Portfolio Management FAs

Portfolio Management FAs (“PM FAs”) are prohibited from purchasing or selling in their Covered Accounts the same Security (or derivative of the same Security) as their Client(s) if the PM FA’s personal trade is executed the same day and prior to a Portfolio Management Client’s trade that the PM FA initiates. This prohibition does not apply to the PM FA’s personal trading that is executed as part of a block order along with other Client accounts.

PM FAs may trade in their Covered Accounts within two hours after the last trade of the same Security for their Clients, as long they do not receive a better price than their Portfolio Management Clients, subject to a de minimis exception, and trade on the same side of the market.

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PM FAs may trade options in their Covered Accounts as long as their options trade is executed after the last Client trade of the underlying Security is executed that same day, and only if their trading does not present a conflict with the Client’s trades.

PM FAs may not trade in their Covered Accounts the same Security opposite their Portfolio Management Clients during the same trading day.

7.3	Pre-Trade Requirements

Employees in Portfolio and Trading Solutions, MAPS Portfolio Managers, the Custom Solutions and Wealth Advisory Solutions groups under Portfolio & Investment Manager Solutions, CGAS Investment Officers, members of the Investment Solutions Investment Committee, voting members of the Consulting Group Investment Committee, Directors of Morgan Stanley Smith Barney Venture Services LLC and members of the Morgan Stanley Smith Barney Venture Services LLC Investment Committee must receive pre-approval for every Securities transaction (as defined in Section 3.2) in their Covered Accounts. Employees must obtain pre-approval from their Designated Manager by using the Trade Pre-Clearance System (“TPC”). Once approval is obtained, the trade must be completed by the close of business on the following Business Day on which approval is given, except in cases in which systematic limitations preclude the employee’s ability to complete execution within this timeframe. Any such instance should be communicated by the IA Access Person to their manager as soon as they are aware of such a situation. For transactions that are not completed within the allotted time (other than those subject to the aforementioned systematic limitations), employees must apply to have the transaction approved again. If you are unable to complete your pre-approval through the TPC system, you may complete the WM Investment Advisory Code of Ethics Employee Pre-Trade Authorization Request Form (Appendix B)

8	Enforcement and Administration of the IA Code of Ethics

8.1	Reporting Violations

If you believe you may have violated the law or any WM codes or policies, including the IA Code of Ethics, you must promptly notify your supervisor or the WM Legal and Compliance Division. If you observe or become aware of any illegal, unethical, or otherwise improper conduct relating to the Firm or that could have an impact on the Firm’s business reputation or its Clients—whether by another employee, a Client, a consultant, a supplier, or other third party—you must promptly discuss your concerns with your supervisor or the WM Legal and Compliance Division.

8.2	Consequences of Violating the IA Code of Ethics

If you violate the IA Code of Ethics, you may be subject to the full range of disciplinary sanctions available to the Firm. The Firm, in its sole discretion, may also report your activities to its regulators, which could give rise to regulatory or criminal investigations.

The IA Code of Ethics forms part of the terms and conditions of your employment at WM. You will be held personally responsible for any improper or illegal acts you commit during your employment. You also could be held liable under applicable law for the actions of others if you knew or reasonably should have known about their misconduct. You are expected to cooperate and fully comply with any internal investigations or allegations of violations of the IA Code of Ethics.

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9	Appendix

9.1	A: Contact Persons

Tim Hansen	WM Compliance, Investment Advisory, CCO	914-225-0052	Timothy.Hansen@morganstanley.com

Robin Joines	WM Compliance, Investment Advisory, Deputy CCO	212-537-3241	Robin.Joines@morganstanley.com

Anna Pacewicz Hill	WM Legal	914-225-7342	Anna.Pacewicz.Hill@morganstanley.com

Kara Julian	WM Consulting Group, COO	914-225-6094	Kara.Julian@morganstanley.com

Chris Gargano	WM Compliance, CCO CGAS, MSP UITs	212-537-2929	Chris.Gargano@morganstanley.com

Mike Annunziata	WM Compliance. CCO MSSB Venture Services	914-225-5321	Michael.A.Annunziata@morganstanley.com

Joseph Signora	WM Compliance, CCO Pathway Funds	914-225-0830	Joseph.Signora@morganstanley.com

9.2	B: Morgan Stanley Smith Barney Investment Advisory Code of Ethics Employee Pre-Trade Authorization Request Form

Please click here to open Appendix B.

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Morgan Stanley Wealth Management –Investment Advisory Code of Ethics

Employee Pre-Trade Authorization Request Form

Employee Name:

Account Name (if different) and relationship to employee:

Account Number:

Name of Financial Advisor/Private Wealth Advisor:

Broker/dealer at which account is maintained (if other than Morgan Stanley):

I request permission to effect a transaction in the security as indicated below for my own account or for another account in which I have a beneficial interest or legal title, or over which I otherwise have investment discretion. I understand the approval will be effective only for a transaction executed prior to the close of business on the day following the day approval is granted. Any transaction, or portion thereof, not completed within this timeframe will require a new approval request.

I certify that:

•	The proposed transaction is permitted under the Code of Ethics, Code of Conduct and relevant Employee Trading Policy for my business;

•	I have confirmed that this security is not on MSSB’s Restricted List at the time of this request;

•	I have confirmed that this trade complies with relevant holding period requirements for Morgan Stanley securities (generally 30 days);

•	I am not in possession of any material non-public information regarding this security;

•	I am not aware of unpublished research in this security;

•	I am not aware of any recent or planned Firm or Client activity in this security.

NAME OF SECURITY	CUSIP / SEDOL NUMBER / SYMBOL	# SHARES / UNITS	BUY / SELL	MARKET / LIMIT*	APPROX. PRINCIPAL AMOUNT

* Price of Limit Order:	* Limit Orders are only good for the day the transaction is approved.

Employee Signature	Date

To Be Completed By Supervisor:

☐	Approval Granted (Approval expires COB on the following Business Day).

☐	Approval Denied

Supervisor (signature and printed name)	Date

For the Custom Solutions and Wealth Advisory Solutions groups under Portfolio & Investment Manager Solutions, and CGAS Investment Officers, please send to: Franceen.Jansen@morganstanley.com

For Portfolio and Trading Solutions and MAPS employees, please send to Lauren.Hempstead@morganstanley.com

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